Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting, consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

	 	    			Votes			Votes
					For			Withheld
Jameson A. Baxter		72,439,184			3,646,556
Charles B. Curtis		72,416,361			3,669,379
Myra R. Drucker			72,369,192			3,716,548
Charles E. Haldeman, Jr.	72,390,750			 3,694,990
John A. Hill			72,414,257			3,671,483
Ronald J. Jackson		72,439,184			3,646,556
Paul L. Joskow			72,407,630			3,678,110
Elizabeth T. Kennan		72,429,561			3,656,179
John H. Mullin, III		72,403,610			3,682,130
Robert E. Patterson		72,421,101			3,664,639
George Putnam, III		72,423,524			3,662,216
A.J.C. Smith *			72,415,533			3,670,207
W. Thomas Stephens		72,411,450			3,674,290
Richard B. Worley		72,420,685			3,665,055

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	   	Votes		Votes
           	For		Against		Abstentions
	62,021,593		5,198,829	8,865,318

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes		Votes
		For		Against		Abstentions
		62,245,819	  5,681,014	8,158,907

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


	     Votes		Votes
		For		Against		Abstentions
		65,856,183	1,941,430	8,288,127

January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	Votes		Votes
	For		Against		Abstentions
	63,703,148	   2,333,340	10,578,836


* Mr. Smith resigned from the Board of Trustees on January 14,
2005.
All tabulations are rounded to the nearest whole number.